Exhibit 10.1

WATSON PHARMACEUTICALS, INC.

KEY EMPLOYEE AGREEMENT

This Key Employee Agreement (“Agreement”) is entered into as of September 5, 2006 (the “Effective Date”), by and between Thomas R. Russillo (“Executive”) and Watson Pharmaceuticals, Inc. (the “Company”), a Nevada corporation.

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits, including the benefits provided under this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.             EMPLOYMENT BY THE COMPANY.  Executive’s employment under this Agreement shall commence on the Effective Date and end on December 31, 2009, unless earlier terminated in accordance with the provisions hereof (the “Employment Term”).  Subject to terms set forth herein, the Company agrees to employ Executive in the position of Executive Vice President of the Company and President of the Company’s U.S. Generics Division and Executive hereby accepts employment effective as of the Effective Date.  In this position, Executive shall perform such duties as are assigned from time to time by the Chief Executive Officer (“CEO”) of the Company or such other officer of the Company or one of its subsidiaries that the CEO in his discretion may from time to time designate (the “Designated Officer”).  During the Employment Term, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.  In the event a successor President of the Company’s U.S. Generics Division is appointed during the Employment Term, Executive agrees (a) to remain employed with the Company through the end of the Employment Term to assist with transitioning, (b) to assume a different title and/or role, and (c) that the foregoing shall not constitute a Good Reason (as defined below) event.  Executive shall abide by the general employment policies and procedures of the Company, except that wherever the terms of this Agreement may differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2.             compensation.

2.1          Salary. For services to be rendered hereunder, Executive shall receive a base salary as set forth in Section 1 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A.  Executive will be considered for adjustments in base salary in accordance with Company policy and the terms of this Agreement and subject to review and approval by the CEO and/or the Designated Officer, as appropriate.

2.2          Bonus.  Executive shall be eligible to participate in the Company’s bonus plan at the executive level throughout the Employment Term.  The Company shall have the sole discretion to determine whether Executive is entitled to any such bonus and to determine the amount of the bonus.  The amount of Executive’s bonus may be determined in part based on Executive’s performance with respect to certain goals established by the Company and attainment by the Company of its planned financial objectives for the bonus period.  Notwithstanding the foregoing, no bonus is guaranteed to Executive, except as set forth in Section 2 of Exhibit A attached hereto.  Any bonus is subject to the approval of the CEO and/or the Designated Officer, as appropriate.  The Company retains the authority to review, grant, deny or revise any bonus in its sole discretion.  To be eligible to receive a bonus, Executive must remain in employment with the Company throughout the entire fiscal year or as otherwise required by the applicable bonus plan as adopted by the Company from time to time.  The target level of such bonus is set forth in Section 2 of Exhibit A attached hereto.

2.3          Long Term Incentive Awards.  Subject to the approval of the Board of Directors (the “Board”) of the Company or the Compensation Committee of the Board, as appropriate, Executive shall receive the long term incentive awards set forth in Section 3 of Exhibit A, and such additional long term incentive awards as may from time to time be granted, pursuant to the terms and conditions set forth in the applicable award agreement and plan documents, copies of which will be made available upon Executive’s request.  For the purposes of this Agreement, all long term incentive awards (e.g., stock options, restricted stock and restricted stock units) granted to Executive by the Company hereunder or granted in the future shall be referred to hereinafter as the “Awards.”

2.4          Paid Time Off.  Executive shall be eligible to accrue paid time off (“PTO”) during the term of this Agreement, in accordance with the Company’s standard policy regarding PTO and in an amount commensurate with other employees at a level similar to that of the Executive.

2.5          Standard Company Benefits.  Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits plans (e.g., health and disability insurance, 401(k) retirement plan, etc.) and other benefits and incentives which may be in effect from time to time and provided by the Company to employees at levels similar to the Executive (including without limitation, a car allowance and financial planning in accordance with the terms of the Company’s plans, policy or arrangement in effect from time to time).

3.             PROPRIETARY INFORMATION AND INVENTIONS.

Executive agrees to execute and abide by the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit C and made a part hereof by this reference.

4.             OUTSIDE ACTIVITIES.

4.1          Activities.  Except with the prior written consent of the CEO or the Board, as appropriate, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.  Executive will not during the Employment Term publicly disparage the Company or any of its subsidiaries, or their respective past or present products, officers, directors, employees or agents.

4.2          Investments and Interests. During his employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse to or in conflict with the interest of the Company, its business or prospects, financial or otherwise. By way of clarification, nothing contained in this Agreement shall prevent Executive from holding, for investment purposes only, no more than one percent (1%) of the capital stock of any publicly traded company.

4.3          Non-Competition.  During his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by him to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company.

5.             OTHER AGREEMENTS.

Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior agreement or relationship with any third party.  Executive represents and warrants that he will not disclose to the Company or use on behalf of the Company any confidential information governed by any agreement with any third party except in accordance with an agreement between the Company and any such third party.  During Executive’s employment by the Company, Executive may use, in the performance of his duties, all information generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6.             TERMINATION OF EMPLOYMENT.

6.1          At-Will Employment.  Executive’s relationship with the Company is at-will.  The Company shall have the right to terminate Executive’s employment with the Company at any time with or without Cause and with or without notice.

6.2          Termination by Company for Cause.  If the Company terminates Executive’s employment at any time for Cause, Executive’s salary shall cease on the date of termination; and Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

(a)           Definition of “Cause.”  For purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of any felony; or (ii) Executive’s gross misconduct, material violation of Company policy, or material breach of Executive’s duties to the Company, which Executive fails to correct within thirty (30) days after Executive is given written notice by the CEO or the Designated Officer.

6.3          Termination by Company Without Cause.  If the Company terminates Executive’s employment at any time without Cause, Executive shall be entitled to severance benefits as set forth in Section 4.1 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A.  For the avoidance of doubt, in the event Executive’s employment is terminated on the expiration of the Employment Term, Executive shall not be entitled to any severance benefits.  Further, for the avoidance of doubt, Executive shall be eligible for a bonus for 2009, and shall be eligible to receive any Awards that vest as of December 31, 2009, if he remains employed by the Company through December 31, 2009.

6.4          Executive’s Voluntary Resignation.  Executive may terminate his employment with the Company at any time, with or without Good Reason, and with or without notice.  In the event Executive voluntarily terminates his employment other than for Good Reason, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

6.5          Executive’s Resignation for Good Reason.  Executive may resign his employment for Good Reason so long as Executive tenders his resignation to the Company within sixty (60) days after the occurrence of the event which forms the basis for his termination for Good Reason.  If Executive terminates his employment for Good Reason, Executive shall be eligible for severance benefits as set forth in Section 4.2 of Exhibit A, attached hereto.

(a)           Definition of “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the Effective Date:  (i) after a Change in Control (as defined in Section 7.1) any reduction of the Executive’s then existing annual base salary, except to the extent the annual base salary of all other executive officers at levels similar to Executive is similarly reduced (provided such reduction does not exceed fifteen percent (15%) of Executive’s then existing annual base salary); (ii) after a Change in Control, any material reduction in the package of benefits and incentives, taken as a whole, provided to the Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would materially and adversely affect the Executive’s participation or reduce the Executive’s benefits under any such plans, except to the extent that such benefits and incentives of all other executive officers at levels similar to Executive are similarly reduced; (iii) after a Change in Control, any material diminution of the Executive’s duties, and responsibilities, taken as a whole, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the Executive; (iv) after a Change in Control, a requirement that the Executive relocate to a work site that would increase the Executive’s one-way commute distance by more than thirty-five (35) miles from his then principal residence, unless the Executive accepts such relocation opportunity; (v) any material breach by the Company of its obligations under this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

6.6          Termination for Death or Disability.  Executive’s employment with the Company will be terminated in the event of Executive’s death, or any illness, disability or other incapacity in such a manner that Executive is physically rendered unable regularly to perform his duties hereunder for a period in excess of one hundred eighty (180) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period.  The determination regarding whether Executive is physically unable regularly to perform his duties shall be made by the Board.  Executive’s inability to be physically present on the Company’s premises shall not constitute a presumption that Executive is unable to perform such duties.  In the event that Executive’s employment with the Company is terminated for death or disability as described in this Section 6.6, Executive or Executive’s heirs, successors, and assigns shall not receive any compensation or benefits other than payment of accrued salary and PTO and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.

6.7          Cessation.  If Executive violates any provision of Section 8 of this Agreement or the Employee Proprietary Information and Inventions Agreement and Executive fails to correct such violation within ten (10) days after Executive is given written notice by the CEO or the Designated Officer, then any severance payments or other benefits being provided to Executive will cease immediately, and Executive will not be entitled to any further compensation from the Company.

7.             CHANGE OF CONTROL.

7.1          Definition.  For purposes of this Agreement, Change of Control means the occurrence of any of the following:

(a)           a sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of the Company’s consolidated assets (in a single transaction or in a series of related transactions);

(b)           a liquidation or dissolution of the Company;

(c)           a merger or consolidation involving the Company or any subsidiary of the Company after the completion of which: (i) in the case of a merger (other than a triangular merger) or a consolidation involving the Company, the shareholders of the Company immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (ii) in the case of a triangular merger involving the Company or a subsidiary of the Company, the shareholders of the Company immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger and less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger;

(d)           an acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company and other than in a merger or consolidation of the type referred to in clause “(c)” of this sentence, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company (in a single transaction or series of related transactions); or

(e)           in the event that the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board.  (If the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.)

7.2          Termination After a Change of Control. In the event Executive’s employment with the Company is terminated without Cause, or Executive resigns for Good Reason, within ninety (90) days prior to or twenty-four (24) months following a Change of Control (a “Change of Control Termination”), then Executive shall be eligible for severance benefits as set forth in Section 4.3 of Exhibit A, attached hereto.

7.3          Parachute Payments. In the event that it shall be determined under this Section 7.3 that any payment or benefit to Executive or for the benefit of Executive or on Executive’s behalf (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or any other agreement, arrangement or plan with the Company or any Affiliate (as defined below) (including, without limitation, the severance benefits as set forth in Section 4.3 of Exhibit A, attached hereto) (individually, a “Payment” and collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), then Executive shall be entitled to receive from the Company one or more additional payments (individually, a “Gross-Up Payment” and collectively, the “Gross-Up Payments”) in an aggregate amount such that the net amount of the Payments and the Gross-Up Payments retained by Executive after the payment of all Excise Taxes (and any interest and penalties imposed with respect to such Excise Taxes) on the Payments and all federal, state and local income tax, employment taxes and Excise Taxes (including any interest and penalties imposed with respect to such taxes and Excise Taxes) on the Gross-Up Payments provided for in this Section 7.3, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payments, shall be equal to the Payments.  For purposes of this Section 7.3, an “Affiliate” shall mean any successor to all or substantially all of the business and/or assets of the Company, any person acquiring ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company’s assets, or any other person whose relationship to the Company, such successor or such person acquiring ownership or control is such as to require attribution between the parties under Section 318(a) of the Code.

(a)         All determinations required to be made under this Section 7.3, including whether and when any Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by the Accountants (as defined below), which shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within thirty (30) days of the receipt of notice from Executive or the Company that Executive has received or will receive a Payment.  For the purposes of this Section 7.3, the “Accountants” shall mean the Company’s independent certified public accounting firm serving immediately prior to the Change of Control (or other change in ownership or effective control, or change in ownership of a substantial portion of the assets, of a corporation, as defined in Section 280G of the Code) with respect to which such determination is being made.  In the event that the Accountants are also serving as the accountants, auditors or consultants for the individual, entity or group effecting the Change of Control (or other change in ownership or effective control, or change in ownership of a substantial portion of the assets, of a corporation, as defined in Section 280G of the Code), the Company shall appoint another nationally recognized independent certified public accounting firm, reasonably acceptable to Executive, to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder).  All fees and expenses of the Accountants shall be borne solely by the Company.

(b)           For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as “parachute payments” within the meaning of section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) of Executive shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax.

(c)           For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income.

(d)           Any determination by the Accountants shall be binding upon the Company and Executive.  As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 7.3 (the “Underpayment”).  In the event that the Company exhausts its remedies pursuant to Section 7.3(f) and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

(e)           Executive shall notify the Company in writing of any claim by the Internal Revenue Service or other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:  (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, engaging legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses, including attorneys’ fees (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income, employment or other taxes (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses.

(f)            Without limiting the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at the Company’s sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other taxing authority in respect of such claim and may, at the Company’s sole option, either direct Executive to pay the amount claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income, employment or other taxes (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes, interest and penalties for the taxable year of Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g)           The Gross-Up Payments provided for in this Section 7.3 shall be paid to Executive as soon as practicable after the Accountants have determined the amount of such payments, but not earlier than the date the severance benefits are due to Executive under Section 4.4 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A and in no event later than the later of (i) the end of the calendar year following the date of termination and (ii) the third calendar month following the date of termination, as permitted under Code Section 409(A); provided, however, that if the amounts of such Gross-Up Payments cannot be finally determined by the Accountants before the end of this period, the Company shall pay to Executive as of the last day of the period described above an estimate, as determined in good faith by the Company, of the amount of such Gross-Up Payments.  In the event that the amount of the estimated payments exceeds the amount subsequently determined by the Accountants to have been due to the Executive, such excess shall constitute a loan by the Company to Executive, payable not later than 30 days after such determination and demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

8.             NONSOLICITATION.  While employed by the Company, and for one (1) year following the termination of Executive’s employment with the Company, Executive agrees not to solicit, attempt to solicit, induce, or otherwise cause any employee or independent contractor of the Company to terminate his or her employment or contractual relationship in order to become an employee or independent contractor to or for Executive or any other person or entity.

9.             RELEASE.  In exchange for the severance compensation and benefits provided under this Agreement to which Executive would not otherwise be entitled, Executive shall enter into and execute a release substantially in the form attached hereto as Exhibit B, as may be revised and updated as determined to be appropriate by the Company (the “Release”).  Unless the Release is executed by Executive following termination of employment, delivered to the Company within twenty-one (21) days after the Release has been provided to Executive (or forty-five (45) days following Executive’s receipt of the informational package required in the event of a group termination), and not revoked, Executive shall not receive any severance benefits provided under this Agreement, any vesting acceleration of Executive’s Awards as provided in this Agreement shall not apply, and Executive’s Awards in such event shall vest or, in the case of stock options, be exercisable following the date of Executive’s termination only to the extent provided under their original terms in accordance with the applicable plan and Award agreements.

10.          GENERAL PROVISIONS.

10.1        Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon personal delivery (including, personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

10.2        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, and such invalid or unenforceable provision shall be reformed, construed and enforced in such jurisdiction so as to render it valid and enforceable consistent with the intent of the parties insofar as possible.

10.3        Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4        Entire Agreement.  This Agreement, together with the Employee Proprietary Information and Inventions Agreement, constitute the final, complete, and exclusive embodiment of the entire agreement between Executive and the Company regarding the subject matter hereof and supersede any prior agreement, promise, representation, or statement, written or otherwise, between Executive and the Company with regard to this subject matter. This Agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

10.5        Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

10.6        Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7        Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8        Attorneys’ Fees.  If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

10.9        Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Orange County, California and conducted by Judicial Arbitration & Mediation Services/Endispute (“JAMS”), under its then-existing Rules and Procedures.  Nothing in this Section 10.9 or in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

10.10      Remedies.  Executive’s duties under Section 8 and the Employee Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment with the Company.  Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of these sections and the Employee Proprietary Information and Inventions Agreement would be inadequate, and that such a breach would cause irreparable harm to the Company; and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

10.11      Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

WATSON PHARMACEUTICALS, INC.

By:	/s/ Allen Chao
	Name:	Allen Chao
	Title:	Chairman, CEO & President

EXECUTIVE:

/s/ Thomas R. Russillo
Name: Thomas R. Russillo

EXHIBIT A

COMPENSATION AND SEVERANCE TERMS SCHEDULE

1.             BASE SALARY

For services to be rendered under this Agreement, Executive shall receive an initial base salary at an annualized rate of $700,000, payable in accordance with the Company’s standard payroll practices, and subject to adjustments as set forth in the Agreement.

2.             BONUS

For 2006, Executive shall receive (i) a $75,000 sign-on bonus (less appropriate withholding of taxes) within thirty (30) days of the Effective Date, subject to Executive’s execution of a reimbursement agreement in a form approved by the Company, (ii) and a guaranteed bonus of $60,000 (less appropriate withholding of taxes), payable within fifteen (15) days after March 1, 2007.

Beginning January 2007 and each year thereafter through 2009, Executive’s annual bonus, if granted, shall be at a target level of 50% of Executive’s then current base salary.  Executive’s annual bonus shall be based on the following factors:

•      the Company’s actual performance against certain financial targets approved by the Compensation Committee;

•      U.S. Generics Division’s actual performance against certain financial targets approved by the Compensation Committee

•      individual performance goals approved by the Compensation Committee

Beginning January 2007 and each year thereafter through 2009, Executive shall also be eligible for an additional bonus of 15% of Executive’s then current base salary upon the attainment of certain strategic initiatives approved by the Compensation Committee.

For the avoidance of doubt, Executive shall be eligible for a bonus for 2009 if he remains employed by the Company through December 31, 2009.

3.             LONG TERM INCENTIVE AWARDS

As of the date of approval by the Compensation Committee (“Approval Date”), Executive shall receive a stock option grant (“Option”) to purchase 60,000 shares of Company common stock (“Shares”), with an exercise price equal to the closing price of the Company common stock immediately prior to the Approval Date.  The Shares subject to the Option shall vest as follows:

•      25% of the Shares shall vest on the first anniversary of the Approval Date

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•      additional 25% of the Shares shall vest on the second anniversary of the Approval Date

•      remaining 50% of the Shares shall vest on December 31, 2009

As of the Approval Date, Executive shall be awarded 20,000 Shares of Restricted Stock in the Company.  The Shares of Restricted Stock shall vest as follows:

•      50% of the Shares shall vest on the second anniversary of the Approval Date

•      remaining 50% of the Shares shall vest on December 31, 2009

The terms of the stock option and restricted stock award shall be set forth in the applicable award agreements.

4.             SEVERANCE BENEFITS

4.1          Termination By Company without Cause.  If the Company terminates Executive’s employment at any time without Cause, the Company shall provide to Executive, within thirty (30) days after the Effective Date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release), as the only severance compensation and benefits the following:

(a)           A lump sum severance payment, subject to standard withholdings or deductions, in an amount equal to the sum of:

(i)            if Executive’s employment is terminated before 2009: (x) twelve (12) months of Executive’s then base salary; (y) Executive’s target bonus to be earned for the year in which termination occurs; and (z) Executive’s prorated bonus for the year in which the termination occurs.

(ii)           if Executive’s employment is terminated in 2009: (x) Executive’s then base salary for the remainder of the Employment Term, (y) Executive’s target bonus to be earned for the year in which termination occurs, and (z) the Company (or one of its subsidiaries) and Executive will, simultaneous with the termination of employment, establish a consulting relationship on mutually agreeable terms and rates, pursuant to which Executive will provide consulting services to the Company (or one of its subsidiaries) for the remainder of 2009, and any unvested Awards then held by Executive shall continue to vest through December 31, 2009.

4.2          Executive’s Resignation for Good Reason.  If Executive terminates his employment with the Company for Good Reason, the Company shall provide to Executive, within thirty (30) days after the Effective Date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release), as the only severance compensation and benefits, the same severance compensation and benefits provided in Section 4.1 hereof.

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4.3          Change of Control Termination.  In the event of a Change of Control Termination, the Company shall provide to Executive, within thirty (30) days after the Effective Date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release), as the only severance compensation and benefits, (a) the same severance compensation and benefits provided in Section 4.1 hereof and, (b) any unvested Awards held by Executive shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and, in the case of stock options, immediately exercisable in full, as of the date of such termination.

4.4          Delayed Payments.  Notwithstanding anything in this Section 4 to the contrary, if the Company determines in good faith that any payment or benefit under this Section 4, that is payable to Executive on account of a termination of employment with the Company, constitutes a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (as set forth in IRS Notice 2005-1, or successor Temporary or Final Treasury Regulations), and that Executive is a “specified employee” within the meaning of  Code Section 409A(a)(2)(B)(i), then the Company shall delay commencement of any such payment or benefit until six months after the Effective Date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release) (the “409A Suspension Period”).  With respect to any benefits to be provided by the Company (such as continued health care benefits, if any), Executive shall pay for such benefits directly during the 409A Suspension Period.  Within 15 calendar days after the end of the 409A Suspension Period, the Company shall pay to Executive a lump sum payment in cash equal to any payments and benefits (including interest on any such payments and benefits, at an interest rate of not less the prime interest rate, as published in the Wall Street Journal, for the 409A Suspension Period)  that the Company would otherwise have been required to provide under this Section 4 but for the imposition of the 409A Suspension Period.  Thereafter, Executive shall receive any remaining payments and benefits due under this Section 4 in accordance with the terms of this Section 4 (as if there had not been any suspension period).

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EXHIBIT B

RELEASE AGREEMENT

I understand that my position with Watson Pharmaceuticals, Inc. (the “Company”) terminated effective                                (the “Separation Date”).  The Company has agreed that if I choose to sign this Release, the Company will, within thirty (30) days after the Effective Date of this Release,  pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Key Employee Agreement (the “Agreement”) entered into as of                             , 2006, between myself and the Company, and any agreements incorporated therein by reference.  I understand that I am not entitled to such severance benefits unless I sign this Release.  I further understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and paid time off through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release.  This general release includes, but is not limited to:  all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, harassment, defamation, fraud, wages or benefits, or claims for any form of equity or compensation.  Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities and costs of defense (including without limitation reasonable attorneys’ fees) arising from my actions within the course and scope of my employment with the Company.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days (forty-five (45) days in the event of a group termination) within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company (“Effective Date”).

I acknowledge that I remain bound by the Employee Proprietary Information and Invention Agreement which I signed in connection with my employment (“Invention Agreement”) and that the provisions of the Invention Agreement shall remain in full force and effect. In accordance with my existing and continuing obligations under the Invention Agreement, I have returned to the Company all materials required to be returned pursuant to the Invention Agreement, as well as any other Company property in my possession.  In consideration for the severance benefits I am receiving hereunder, I agree that I will reasonably cooperate with the Company after the

Separation Date to assure the smooth transition of pending matters and to answer questions which may arise from time to time regarding my former duties and responsibilities.  Effective as of the Separation Date, I resign any and all offices and directorships with the Company and any of its affiliates, and will execute all documents reasonably requested by the Company or its affiliates to effectuate such resignations.  Further, I agree that I will not hereafter disparage the Company or any of the Releasees, either orally or in writing, to any person or entity.  The Company agrees that its officers and directors will not disparage me, either orally or in writing, to any person or entity.

Agreed:

Date	[Employee]

Date	WATSON PHARMACEUTICALS, INC.

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EXHIBIT C

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT